Diversify with sculpture Inbox ×

MASTERWORKS

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hello Sam,

Did you know you don't have any exposure to sculpture in your portfolio?

Luckily, yesterday we've launched a beautiful work by Simone Leigh, one of the top-selling contemporary sculptors working this decade.

Similar works to this offering have **appreciated annually at a rate of 46.1%** ('19-'23), while Leigh's record price growth rose at an **impressive 90.5% year over year** ('17-'24).

Fresh off a record-setting year at auction in '23, Leigh is continuing her hot streak in '24. She has a solo show at LACMA, and has just been selected by Leo DiCaprio as the museum's Art + Film gala honoree, signaling continued promise.

Diversify your portfolio with sculpture today, one of many factors to consider, by investing in one of the most successful sculptors in recent years.

View the offering circular below.

Thanks,

Anthony DeSimone
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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281